UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2019

The New York Times Company

(Exact name of registrant as specified in its charter)

New York	1-5837	13-1102020
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

620 Eighth Avenue, New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 556-1234

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	NYT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01    Entry into a Material Definitive Agreement.

The New York Times Company (the “Company”), as borrower, has entered into an unsecured Credit Agreement (the “Credit Agreement”), dated as of September 10, 2019, among the Company, the financial institutions party thereto as lenders, Bank of America, N.A., as administrative agent, swing line lender and L/C Issuer, Wells Fargo Securities, LLC and J.P. Morgan Chase Bank, National Association, and BOFA Securities, Inc., as joint lead arrangers and joint book runners. Certain of the Company’s domestic subsidiaries have guaranteed the Company’s obligations under the Credit Agreement.

The following description is qualified in its entirety by reference to the complete copy of the Credit Agreement that is filed as an exhibit to this report and incorporated herein by reference.

The Credit Agreement provides for up to $250.0 million of revolving credit loans for the five-year period through September 10, 2024. There was no initial borrowing under the Credit Agreement and the full amount remains available.

The Credit Agreement contains various customary affirmative and negative covenants, including certain financial covenants and various incurrence-based negative covenants described below.

The interest coverage ratio financial covenant provides that the Loan Parties (as defined in the Credit Agreement) will be required to maintain on a trailing four-quarter basis a Consolidated Interest Coverage Ratio of not less than 3.00:1.00. Consolidated Interest Coverage Ratio is defined as the ratio of (i) Consolidated EBITDA (as defined in the Credit Agreement) to (ii) Consolidated Interest Charges (as defined in the Credit Agreement) for such period.

The leverage ratio financial covenant provides that the Loan Parties will be required to maintain on a trailing four-quarter basis a Consolidated Leverage Ratio of not less than 2.50:1.00. Consolidated Leverage Ratio is defined as the ratio of (i) Consolidated Funded Indebtedness (as defined in the Credit Agreement) (less the Encumbered Property Escrow Amount (as defined in the Credit Agreement)) to (ii) Consolidated EBITDA for such period.

In addition, the Credit Agreement contains incurrence-based negative covenants that, subject to various exceptions, limit the ability of the Company or its subsidiaries to, among other things:

•	incur debt (directly or by third party guarantees);

•	grant liens;

•	pay dividends;

•	make investments;

•	make acquisitions or dispositions; and

•	prepay debt.

The Credit Agreement generally permits the Company to continue to pay its regular quarterly dividend, and to make other restricted payments so long as it is in pro forma compliance with the financial covenants and no default has occurred or would result from such other restricted payment. In addition, the Company and its subsidiaries may (in addition to other customary exceptions and baskets), (i) incur indebtedness secured by liens on its headquarters building or its College Point printing facility, and (ii) incur indebtedness so long as the Company does not exceed, on a pro forma basis, a Consolidated Leverage Ratio of 2.25:1.00 and no default has occurred or would occur from such indebtedness incurrence.

The Credit Agreement contains customary events of default including, subject to exceptions and cure periods, failure to pay principal or interest, breach of representations or warranties, default in the performance of covenants, change in control, bankruptcy events affecting the Company or its subsidiaries, certain unpaid judgments, and a cross acceleration to certain other debt.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

Exhibit 10.1

Credit Agreement, dated as of September 10, 2019, among The New York Times Company, as borrower, the financial institutions party thereto, as lenders, Bank of America, N.A., as administrative agent, swing line lender and L/C Issuer, Wells Fargo Securities, LLC and J.P. Morgan Chase Bank, National Association, and BOFA Securities, Inc., as joint lead arrangers and joint book runners

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE NEW YORK TIMES COMPANY

Date: September 11, 2019	By:	/s/ Diane Brayton
Diane Brayton
Executive Vice President, General Counsel and Secretary